Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2013 RESULTS

Vancouver, Canada – September 12, 2013 – lululemon athletica inc. [NASDAQ:LULU] today announced financial results for the second quarter ended August 4, 2013.

For the thirteen weeks ended August 4, 2013:

•	Net revenue for the quarter increased 22% to $344.5 million from $282.6 million in the second quarter of fiscal 2012.

•	Comparable stores sales for the second quarter increased by 8% on a constant dollar basis.

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Direct to consumer revenue increased 39% to $49.4 million, or 14.3% of total Company revenues, in the second quarter of fiscal 2013, an increase from 12.5% of total Company revenues in the second quarter of fiscal 2012.

•	Gross profit for the quarter increased 19% to $186.0 million, and as a percentage of net revenue gross profit decreased to 54.0% for the quarter from 55.1% in the second quarter of fiscal 2012.

•	Income from operations for the quarter increased 12.5% to $79.0 million, and as a percentage of net revenue was 22.9% compared to 24.8% of net revenue in the second quarter of fiscal 2012.

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The tax rate for the quarter was 29.7% compared to 19.1% a year ago. The effective tax rate for the second quarter of fiscal 2012 reflected an adjustment of $7.2 million, reversing taxes provided for in the fourth quarter of fiscal 2011 through the first quarter of fiscal 2012.

•
Diluted earnings per share for the quarter were $0.39 on net income of $56.5 million, compared to diluted earnings per share of $0.39 on net income of $57.2 million in the second quarter of fiscal 2012.

For the twenty-six weeks ended August 4, 2013:

•	Net revenue for the first two quarters of fiscal 2013 increased 22% to $690.3 million from $568.3 million in the same period of fiscal 2012.

•	Comparable stores sales for the first two quarters of fiscal 2013 increased by 8% on a constant dollar basis.

•
Direct to consumer revenue increased 40% to $103.4 million, or 15.0% of total company revenues, in the first two quarters of fiscal 2013, an increase from 13.0% of total company revenues in the first two quarters of fiscal 2012.

•
Gross profit for the first two quarters of fiscal 2013 increased 14% to $356.7 million, and as a percentage of net revenue gross profit was 51.7% for the first two quarters as compared to 55.1% in the same period of fiscal 2012.

•
Income from operations for the first two quarters of fiscal 2013 increased 1% to $144.9 million, and as a percentage of net revenue was 21.0% as compared to 25.2% of net revenue in the same period of fiscal 2012.

•	The effective tax rate for the first two quarters of fiscal 2013 was 29.7% compared to 28.0% a year ago.

•
Diluted earnings per share for the first two quarters of fiscal 2013 were $0.71 on net income of $103.7 million, compared to diluted earnings per share of $0.71 on net income of $103.9 million the same period of fiscal 2012.

The Company ended the second quarter of fiscal 2013 with $610.3 million in cash and cash equivalents compared to $444.3 million at the end of the second quarter of fiscal 2012. Inventory at the end of the second quarter of fiscal 2013 totaled $163.0 million compared to $125.4 million at the end of the second quarter of fiscal 2012. The Company ended the quarter with 226 stores in North America and Australia.
Christine Day, lululemon's CEO, stated: "2013 continues to be the most important and most productive year in lululemon's history. We have not only worked our way back from the black luon setback, but have also added very talented people in important functions and have taken major steps forward on a number of key fronts including the expansion of our international and men's businesses and many logistical initiatives. In addition, our exclusive partnership with Noble announced today and additional sources for luon will help to ensure that lululemon remains a distinct leader in quality and innovation." Ms. Day continues: "We are well on our way to finishing 2013 as a much stronger company than when the year began. I am confident that the leadership currently in place coupled with a new CEO will have tremendous success leveraging the platform for growth."

Creating components for people to live long, healthy and fun lives

Strategic global alliance with Noble Biomaterials
Today we announced a strategic global alliance for X-STATIC® with Noble Biomaterials. The partnership gives lululemon exclusivity to use Noble's X-STATIC® antimicrobial technology in our performance apparel. Noble has been a longstanding partner of lululemon, providing its X-STATIC® technology for our Silverescent® fabric since 2005. This unique opportunity allows us to continue to innovate our technical product with X-STATIC® and secure our leadership position in “anti-stink” athletic apparel. X-STATIC®'s properties have helped lululemon to set the industry standard by using the most powerful silver fabric technology to create our Silverescent® fabrics. Made with 99.9% pure metallic silver, X-STATIC® is designed to provide permanent odor protection by naturally inhibiting the growth of bacteria on the surface of fabrics. The silver fiber is woven directly into the garment and will not wash out over time through laundering.
Updated Outlook
For the third quarter of fiscal 2013, we expect net revenue to be in the range of $370 million to $375 million based on a comparable-store sales percentage increase in the mid-single digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.39 to $0.41 for the quarter. This assumes 146.0 million diluted weighted-average shares outstanding and a tax rate of 30.0%.
For the full fiscal 2013, we now expect net revenue to be in the range of $1.625 billion to $1.635 billion and diluted earnings per share are expected to be in the range of $1.94 to $1.97 for the full year. This assumes 146.0 million diluted weighted-average shares outstanding and a tax rate of 30.0%.
Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 12, 2013, at 9:00 a.m. EST. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure – Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding the effect of shipments of products that fail to comply with our technical specifications or that fail to conform to our

Creating components for people to live long, healthy and fun lives quality control standards, the duration of any shortage of products available for sale in our stores or for delivery to guests or our ability to obtain replacement products in a timely manner, any expected loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs, and our future financial condition or results of operations. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; negative publicity regarding any of our products or our the production methods of any of our suppliers or manufacturers; the effects of shipments of products that fail to comply with our technical specifications or that fail to conform to our quality standards; the effects of a shortage of products available for sale in our stores or for delivery to guests; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our inability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our inability to accurately forecast customer demand for our products; our inability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our highly competitive market and increasing competition; an unforeseen disruption of our information systems; our inability to deliver our products to the market and to meet customer expectations due to problems with our distribution system; our inability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our inability to successfully open new store locations in a timely manner; our failure to maintain the value and reputation of our brand; our failure to comply with laws related to our human resources policies or other procedures; our failure to comply with trade and other regulations; our search for a new CEO and the possibility of losing the services of other key personnel; our competitors manufacturing and selling products based on our fabrics and manufacturing technology at lower prices than we can; our failure to protect our intellectual property rights; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Joseph Teklits/Jean Fontana ICR, Inc. 203-682-8200	Media Contact: Alecia Pulman ICR, Inc. 203-682-8224

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended August 4, 2013	Thirteen Weeks Ended July 29, 2012	Twenty-Six Weeks Ended August 4, 2013	Twenty-Six Weeks Ended July 29, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$344,513	$282,634	$690,295	$568,333
Costs of goods sold	158,558	126,879	333,616	255,314
Gross profit	185,955	155,755	356,679	313,019
As a percent of net revenue	54.0%	55.1%	51.7%	55.1%
Selling, general and administrative expenses	106,969	85,567	211,804	169,766
As a percent of net revenue	31.1%	30.3%	30.7%	29.9%
Income from operations	78,986	70,188	144,875	143,253
As a percent of net revenue	22.9%	24.8%	21.0%	25.2%
Other income (expense), net	1,295	1,166	2,796	2,076
Income before provision for income taxes	80,281	71,354	147,671	145,329
Provision for income taxes	23,816	13,652	43,928	40,653
Net income	56,465	57,702	103,743	104,676
Net income attributable to non-controlling interest	—	480	—	811
Net income attributable to lululemon athletica inc.	$56,465	$57,222	$103,743	$103,865
Basic earnings per share	$0.39	$0.40	$0.72	$0.72
Diluted earnings per share	$0.39	$0.39	$0.71	$0.71
Basic weighted-average shares outstanding	144,818	143,972	144,650	143,826
Diluted weighted-average shares outstanding	145,916	145,678	145,901	145,698

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	August 4, 2013	February 3, 2013
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$610,273	$590,179
Inventories	163,004	155,222
Other current assets	64,863	41,652
Total current assets	838,140	787,053
Property and equipment, net	228,794	214,639
Goodwill and intangible assets, net	29,224	30,201
Deferred income taxes and other non-current assets	17,964	19,185
Total assets	$1,114,122	$1,051,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,721	$1,045
Other current liabilities	86,960	92,675
Income taxes payable	1,260	39,637
Total current liabilities	100,941	133,357
Non-current liabilities	33,893	30,422
Stockholders’ equity	979,288	887,299
Total liabilities and stockholders’ equity	$1,114,122	$1,051,078

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Twenty-Six Weeks Ended August 4, 2013	Twenty-Six Weeks Ended July 29, 2012
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$103,743	$104,676
Items not affecting cash	42,039	22,762
Other, including net changes in other non-cash balances	(74,851)	(63,918)
Net cash provided by operating activities	70,931	63,520
Net cash used in investing activities	(44,014)	(39,046)
Net cash provided by financing activities	6,305	10,470
Effect of exchange rate changes on cash	(13,128)	(95)
Increase in cash and cash equivalents	20,094	34,849
Cash and cash equivalents, beginning of period	$590,179	$409,437
Cash and cash equivalents, end of period	$610,273	$444,286

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes
(unaudited)

	Thirteen Weeks Ended August 4, 2013	Thirteen Weeks Ended July 29, 2012
	% Change	% Change
Comparable-store sales (GAAP)	7%	13%
Adjustments due to foreign exchange rate changes	1%	2%
Comparable-store sales in constant dollars	8%	15%

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Store Count and Square Footage1
Twenty-Six Weeks Ended August 4, 2013
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	211	8	1	218
2nd Quarter	218	8	—	226

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	602	27	2	627
2nd Quarter	627	27	—	654

[1]Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]Number of stores opened during the quarter that are branded lululemon athletica and ivivva athletica.
[3]Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live long, healthy and fun lives